[ K ]
                                      Logo


                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1740
                              Dallas, Texas  75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 9, 1996



To the Stockholders of
Keystone Consolidated Industries, Inc.:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone" or the "Company"), will be held on May 9, 1996, at 9:00 a.m. local time, at the offices of the Company at 5430 LBJ Freeway, Suite 1740, Dallas, Texas, for the following purposes:

     (1) To elect two directors for a term of three years, and until their successors are duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 12, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be made available for inspection by any stockholder of record at the offices of Keystone during ordinary business hours from April 22, 1996 through the time of the meeting for any purpose germane to the meeting.

     In order to ensure that you are represented at the meeting, please complete the enclosed proxy card and return it promptly in the accompanying postage-paid envelope. If you choose, you may still vote in person at the Annual Meeting even though you previously signed your proxy. You may revoke your proxy by following the procedures specified in the accompanying Proxy Statement. Your vote, whether given by proxy or in person at the Annual Meeting, will be held in confidence by the Inspector of Election for the Annual Meeting in accordance with the Company's bylaws.

                              By order of the Board of Directors,


                              Sandra K. Myers
                              Secretary

Dallas, Texas
April 15, 1996




                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1740
                              Dallas, Texas  75240

                                PROXY STATEMENT

                         Annual Meeting of Stockholders
                           To be held on May 9, 1996


     This Proxy Statement and the accompanying proxy card are being furnished to the stockholders of Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone" or the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Keystone for use at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 9, 1996 at the Company's offices at 5430 LBJ Freeway, Suite 1740, Dallas, Texas and at any adjournment or postponement thereof (the "Annual Meeting"). Any stockholder executing a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked by either (i) filing with the Inspector of Election a written revocation of the proxy; (ii) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or
(iii) submitting a duly executed proxy bearing a later date. Attendance at the Annual Meeting alone, however, will not in itself constitute the revocation of a proxy. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 22, 1996. An annual report for the year ended December 31, 1995 is enclosed herewith.

     Only stockholders of record at the close of business on April 12, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were 5,687,424 shares of Keystone's common stock, $1.00 par value per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote upon any proposal submitted for a vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Shares of Common Stock that are voted to abstain from any business coming before the Annual Meeting and broker/nominee non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present.
     Employees participating in the Keystone Consolidated Industries, Inc. Deferred Incentive Plan, who are beneficial owners of Common Stock under such plan, may use the enclosed card to instruct the plan trustees how to vote the shares held for such employees, and the trustees will, subject to the plan, vote such shares in accordance with such instructions.

     Chemical Mellon Shareholder Services, L.L.C. (`Chemical''), the transfer agent and registrar for the Common Stock, has been appointed by the Board of Directors to receive proxies, tabulate the vote and serve as Inspector of Election at the Annual Meeting. All proxies and ballots delivered to Chemical shall be kept confidential by Chemical in accordance with the Company's bylaws.

     The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by Keystone. In addition to the solicitation of proxies by use of the mails, officers, directors, and employees of Keystone may solicit proxies by written communication, telephone or personal calls for which such persons will receive no special compensation.


                             ELECTION OF DIRECTORS

     Keystone's Certificate of Incorporation provides for the Board of Directors to be divided into three classes. The bylaws of the Company provide that the Board of Directors shall consist of not less than five and not more than nine persons, as determined by the Board of Directors from time to time. The number of directors is currently seven.

     The nominees receiving a plurality of the votes of the shares present in person or represented at the Annual Meeting and entitled to vote will be elected for a term expiring at the annual meeting in 1999 and until their successors are duly elected and qualified (except in cases where no successor is elected due to a reduction in the size of the Board), or earlier resignation, removal from office, death or incapacity. Neither shares as to which authority to vote on the election of directors has been withheld nor broker nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors.

     Both of the nominees set forth below have consented to serve if elected to the Board of Directors. If any individual nominated for a directorship is not available for election, which is not anticipated, votes will be cast by the proxy holder for such substitute nominee as shall be designated by the Board of Directors.

     Harold C. Simmons and his affiliates hold approximately 68% of the outstanding shares of Common Stock as of the Record Date and have indicated their intention to vote such shares `For'' the election of both of the nominees for director as set forth in this Proxy Statement. If such shares are represented and voted as indicated at the Annual Meeting, a quorum will be present and both nominees will be elected as directors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE `FOR'' THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH BELOW.


                             NOMINEES FOR DIRECTOR

     The following biographical information has been provided by the nominees for election to the Board of Directors of the Company for terms expiring at the 1999 annual meeting of stockholders:

GLENN R. SIMMONS                             Director since 1986

     Mr. Simmons, age 68, is Chairman of the Board of Directors and Chief Executive Officer of Keystone and has served in such capacities since prior to 1991. Mr. Simmons has served as Vice Chairman of the Board of Directors of Contran Corporation ("Contran"), a privately owned diversified holding company that may be deemed to be the beneficial holder of approximately 63% of the Common Stock, since prior to 1991. Mr. Simmons has been a director of Contran and an executive officer and/or director of various companies related to Contran since prior to 1991. He is Vice Chairman of the Board of Valhi, Inc. ("Valhi"), Vice Chairman of the Board of Valcor, Inc. and a director of NL Industries, Inc. ("NL") and Tremont Corporation ("Tremont"), all of which companies may be deemed to be affiliates of Keystone.

J. WALTER TUCKER, JR.                        Director since 1971

     Mr. Tucker, age 70, is Vice Chairman of the Board of Directors of the Company and has served in such capacity since prior to 1991. Mr. Tucker has served as a director, President, and Treasurer of Tucker & Branham, Inc., a privately owned real estate, mortgage banking and insurance firm since prior to 1991. Mr. Tucker is also a director of SunTrust Banks, Inc., Columbian Mutual Life Insurance Company and Valhi. He has also been an executive officer and/or director of various companies related to Valhi and Contran since 1982. Mr. Tucker's spouse is a first cousin of Donald A. Sommer, a director of the Company.

                              OTHER BOARD MEMBERS

     The following biographical information has been provided by the directors whose terms do not expire at the Annual Meeting:

THOMAS E. BARRY                              Director since 1989

     Dr. Barry, age 52, is Vice President for Executive Affairs at Southern Methodist University and has been a Professor of Marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 1991. Dr. Barry's term as a director expires at the annual meeting in 1997.
PAUL M. BASS, JR.                            Director since 1989

     Mr. Bass, age 60, is Vice Chairman of First Southwest Company, a privately owned investment banking firm, and has served as a director since prior to 1991. Mr. Bass is also Chairman of Richman Gordman Half Price Stores, Inc., Chairman of MorAmerica Private Equities Company, director of First Madison Bank and Chairman of the Audit Committee, and director of Source Services, Inc. Mr. Bass is currently serving as a member of the Executive Committee of Zale-Lipshy University Hospital and as Chairman of the Board of Trustees of Southwestern Medical Foundation. Mr. Bass' term as a director expires at the annual meeting in 1998.

DAVID E. CONNOR                              Director since 1992

     Mr. Connor, age 70, is President of David E. Connor and Associates, advisers to commerce and industry, in Peoria, Illinois and has served in such capacity since prior to 1991. He is a director of Cilcorp, Inc., Peoria, Illinois, and Chairman of the Board of First Midwest Bankshares, Quincy, Illinois. He is also director of Heartland Community Health Clinic, Peoria, Illinois, Museum Trustees of America, Washington, D.C., and a trustee of Bradley University, Peoria, Illinois. Mr. Connor's term as a director expires at the annual meeting in 1998.

DONALD A. SOMMER                             Director since 1962

     Mr. Sommer, age 67, served as a Vice President of the Company prior to his retirement in 1982. Mr. Sommer is a first cousin to the spouse of J. Walter Tucker, Jr., a director of the Company. Mr. Sommer's term as a director expires at the annual meeting in 1998.

RICHARD N. ULLMAN                            Director since 1992
     Mr. Ullman, age 61, is President of Federal Companies, a privately held commercial warehouse and transportation company in Peoria, Illinois, and has served in such capacity since prior to 1991. He is a director of First of America Bank - Illinois, N.A. and Cilcorp, Inc. and is also serving as director of Children's Hospital of Illinois at St. Francis, director of St. Francis Medical Center, and a trustee of Bradley University, all located in Peoria. Mr. Ullman's term as a director expires at the annual meeting in 1997.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ending December 31, 1995, the Board of Directors met four times. All directors of the Company were present at more than 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served.

     The Board of Directors has a standing Audit Committee and Compensation Committee. The Audit Committee, which met three times during 1995, reviews and evaluates significant matters relating to the audit and internal controls of the Company, and reviews the scope and results of audit and non-audit assignments of the Company's independent accountants. The Audit Committee examines and recommends for approval the audited financial statements of the Company, and annually recommends to the Board of Directors the appointment of, and fees paid to, the independent accountants. Recommendations and actions of the Audit Committee are reported to the full Board of Directors. The members of the Audit Committee are Messrs. Bass, Connor and Ullman. The Compensation Committee, which met once during 1995, reviews and approves the amounts and forms of compensation paid to executive officers. The members of the Compensation Committee are Messrs. Barry, Bass and Sommer.

     The Board of Directors does not have a Nominating Committee.

                               EXECUTIVE OFFICERS
     In addition to Glenn R. Simmons and J. Walter Tucker, Jr, the following are currently executive officers of Keystone:

     HAROLD M. CURDY, age 48, is Vice President - Finance and Treasurer of the Company and has served in such capacities since prior to 1991.

     BERT E. DOWNING, JR., age 39, is Corporate Controller of the Company and has served in such capacity since December 1993. From prior to 1991 to December 1993, Mr. Downing served as Senior Manager in the Dallas office of Ernst & Young, a public accounting firm.

     RALPH P. END, age 58, has served as Vice President and General Counsel since 1991 and as the Corporate Counsel and Assistant Secretary of the Company since prior to 1991.

     BILL J. JOHNSON, age 59, has served as President, Sherman Wire, a division of the Company, since February 1995. Mr. Johnson served as Vice President & General Manager, Sherman Wire, since prior to 1991.

     SANDRA K. MYERS, age 52, is Corporate Secretary of the Company and Executive Secretary of Contran and has served in both capacities since prior to 1991.

     ROBERT W. SINGER, age 59, is President and Chief Operating Officer of the Company and has served in that capacity since prior to 1991. He has served as Vice President of Valhi and Contran since prior to 1991.

            CERTAIN BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

     As set forth under the caption "Security Ownership," Harold C. Simmons, through Contran and other entities, may be deemed to beneficially own approximately 68% of the Common Stock and, therefore, may be deemed to control the Company. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. The Company continuously considers, reviews and evaluates and understands that Contran and related entities consider, review and evaluate transactions of the type described above. Depending on the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more of such transactions in the future. In connection with these activities, the Company may consider issuing additional equity securities or incurring additional indebtedness. The Company's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Harold C. Simmons. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     No specific procedures are in place that govern the treatment of transactions among the Company and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

     Glenn R. Simmons, J. Walter Tucker, Jr., and Sandra K. Myers are not salaried employees of the Company. The Company has contracted with Contran, on a fee basis payable in quarterly installments, to provide certain administrative and other services to the Company in addition to the services of Mr. Simmons and Ms. Myers, including consulting services of Contran executive officers pursuant to the Intercorporate Services Agreement between Contran and the Company, a copy of which is included as Exhibit 10.1 in the Company's Annual Report on Form 10-K filed on March 29, 1996 (the "Intercorporate Services Agreement"). The fee incurred during 1995 was $500,000. The Company compensates Tucker & Branham, Inc. for certain consulting services of Mr. Tucker on an hourly basis as his services are requested. The fees paid Tucker & Branham, Inc. during 1995 were $50,000.

     Certain of Keystone's property, liability and casualty insurance risks are partially insured or reinsured by a captive insurance subsidiary of Valhi. The premiums and claims paid in connection therewith were approximately $39,000 for the year ended December 31, 1995.

     Aircraft services were purchased from Valhi in the amount of $150,000 for the year ended December 31, 1995.

     In the opinion of management and the Board of Directors, the terms of the transactions described above were no less favorable to the Company than those that could have been obtained from an unrelated entity.

                               CERTAIN LITIGATION

     Harold C. Simmons, Glenn R. Simmons and certain companies related to Keystone are parties to the litigation described below.

     In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County, (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339), in connection with the purchase by Tremont of 7.8 million shares of NL Common Stock from Valhi (the "NL Stock Purchase"). In addition to Valhi, the complaint named as defendants Tremont and the members of Tremont's board of directors, including Glenn R. Simmons and Harold C. Simmons. The complaint alleged, among other things, that the NL Stock Purchase constituted a waste of Tremont's assets and that Tremont's board of directors had breached its fiduciary duties to Tremont's public stockholders. A trial on this matter was held in June 1995 and in March 1996 the court issued its opinion ruling in favor of the defendants and concluded that the NL Stock Purchase did not constitute an overreaching by Valhi, that Tremont's purchase price in the NL Stock Purchase was fair and that in all other respects the NL Stock Purchase was fair to Tremont. The plaintiff's time for appeal has not yet expired.


                               SECURITY OWNERSHIP

     As of December 31, 1995, the Company's nominees for directors, directors, the executive officers named in the Summary Compensation Table below, and the directors and executive officers as a group, beneficially owned, as defined by the rules of the Securities and Exchange Commission (the "Commission"), the shares of Common Stock shown in the following table.

                                         Amount and Nature of     Percent of
Name of Beneficial Owner               Beneficial Ownership (1)    Class (2)
- - ------------------------               ------------------------   ----------

Thomas E. Barry (5)                            4,100                 -
Paul M. Bass, Jr. (3)(5)                       6,500                 -
David E. Connor (5)                            4,500                 -
Harold M. Curdy (5)                           16,501                 -
Ralph P. End (5)                               3,414                 -
James H. Kauffman (5)(6)                      16,216                 -
Glenn R. Simmons (4)(5)                       63,600                 -
Robert W. Singer (5)                          28,770                 -
Donald A. Sommer (5)                          32,964                 -
J. Walter Tucker, Jr.                        153,450                2.7%
Richard N. Ullman (5)                          4,500                 -
All directors and executive officers
   as a group (14 persons)(3)(4)(5)          348,554                6.1%

[FN]


(1) All beneficial ownership is sole and direct except as otherwise set forth herein. Information as to the beneficial ownership of Common Stock has either been furnished to the Company by or on behalf of the indicated persons or is taken from reports on file with the Securities and Exchange Commission.

(2)  Percentage omitted if less than 1%.

(3) Includes 2,500 shares of Common Stock held in discretionary accounts by First Southwest Company, a licensed broker-dealer, on behalf of certain of its clients, as to which Mr. Bass has voting and dispositive authority.
     Mr. Bass serves as Vice Chairman of First Southwest Company. As a result of the foregoing, Mr. Bass may be deemed to be the beneficial owner of such shares. However, Mr. Bass disclaims all such beneficial ownership.

(4) Glenn R. Simmons is the brother of Harold C. Simmons. See footnote (1) to the "Security Ownership of Certain Beneficial Owners" table.

(5) Includes shares that such person or group could acquire upon the exercise of options exercisable within 60 days of the Record Date by Messrs. Barry, Bass, Connor, Sommer and Ullman for the purchase of 4,000 shares each, and named executive officers, Messrs. Curdy, End, Kauffman, Simmons and Singer, for the purchase of 3,000, 900, 12,000, 22,500, and 6,000 shares, respectively, and the directors and executive officers as a group for the purchase of 68,740 shares under the Company's stock option plans.

(6)  James H. Kauffman resigned March 20, 1996.
     The following table sets forth the stockholders known to the Company to be the beneficial owners of more than 5% of the Common Stock outstanding as of the Record Date.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address of                        Amount and Nature of     Percent
 Beneficial Owner                          Beneficial Ownership     of Class
- - -----------------                          --------------------     --------

Harold C. Simmons                            3,854,133(1)(2)         67.8%
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240

The Killen Group                               324,825                5.7%
1189 Lancaster Avenue
Berwyn, Pennsylvania  19312


[FN]

(1) The shares of Common Stock shown as beneficially owned by Harold C. Simmons includes 3,122,033, 326,050, 250,000, 115,550 and 30,000 shares of Common
     Stock held by Contran, NL, The Harold Simmons Foundation, Inc. (the "Foundation"), The Contran Deferred Compensation Trust No. 2 (the "Deferred Compensation Trust") and The Combined Master Retirement Trust (the "Master Trust"), respectively.

     Contran and NL directly hold approximately 54.9% and 5.7%, respectively, of the outstanding Common Stock. Valhi and Tremont are the holders of approximately 53.9% and 17.7%, respectively, of the outstanding common stock of NL. Contran holds, directly or indirectly through related entities, approximately 91.4% and 43.2% of the outstanding common stock of Valhi and Tremont, respectively. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of Harold C. Simmons' children and grandchildren (together, the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts; however, Mr. Simmons disclaims beneficial ownership thereof.

     Harold C. Simmons is Chairman of the Board, President and Chief Executive Officer of Valhi and Contran and Chairman of the Board and Chief Executive Officer of certain related entities through which Contran may be deemed to control Valhi. Additionally, he is Chairman of the Board of NL and is a director of Tremont.

     The Master Trust holds approximately 0.5% of the outstanding shares of Common Stock. The Master Trust is a trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies, including Keystone. Harold C. Simmons is sole trustee of the Master Trust and sole member of the Trust Investment Committee for the Master Trust. The trustee and members of the Trust Investment Committee for the Master Trust are selected by Valhi's board of directors. Harold C. Simmons and Glenn R. Simmons are members of Valhi's board of directors and are both participants in one or more of the employee benefit plans that invest through the Master Trust; however, both such persons disclaim beneficial ownership of the shares of Common Stock held by the Master Trust, except to the extent of their respective vested beneficial interests therein.

     The Foundation holds approximately 4.4% of the outstanding shares of Common Stock. The Foundation is a tax-exempt foundation organized and existing exclusively for charitable purposes. Harold C. Simmons is Chairman of the Board and Chief Executive Officer of the Foundation.

     The Deferred Compensation Trust holds approximately 2.0% of the outstanding shares of Common Stock. NationsBank of Texas serves as trustee of the Deferred Compensation Trust (the "Trustee"). Contran established the Deferred Compensation Trust as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the Deferred Compensation Trust assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the Deferred Compensation Trust, Contran (i) retains the power to vote the shares held by the Deferred Compensation Trust, (ii) shares dispositive power over such shares with the Trustee and (iii) may be deemed the indirect beneficial owner of such shares.

     By virtue of the holding of such offices, the stock ownership as described above and his service as trustee as described above, Harold C. Simmons may be deemed to control such entities and Mr. Simmons and such entities may be deemed to possess indirect beneficial ownership of certain shares of Common Stock held by such entities. However, Mr. Simmons disclaims such beneficial ownership of the shares of Common Stock beneficially owned, directly or indirectly, by such entities.

     Certain information contained in this footnote is based on information provided to the Company by Valhi, Contran and certain of their affiliates.

(2) The shares of Common Stock shown as beneficially owned by Harold C. Simmons also includes 10,500 shares of Common Stock held by Mr. Simmons' wife, with respect to all of which Mr. Simmons disclaims beneficial ownership.


                            SECTION 16(a) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Keystone's executive officers, directors and persons who own more than 10% of a registered class of Keystone's equity securities to file reports of ownership with the Commission, the New York Stock Exchange and Keystone. Based solely on the review of the copies of such reports filed with the Commission, Keystone believes that for 1995 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under Section 16(a).

                            DIRECTOR'S COMPENSATION

     Directors of Keystone who are not salaried employees of the Company receive an annual retainer of $12,000. Such directors also receive a fee of $450 per day for each Board of Directors meeting and/or committee meeting requiring attendance in person. Directors are also reimbursed for reasonable expenses incurred in attending Board of Directors and/or committee meetings. On May 5, 1992, the shareholders approved the Keystone Consolidated Industries, Inc. 1992 Non-Employee Director Stock Option Plan ("Director Plan"), which provides that each non-employee director will be granted an option to purchase 1,000 shares of Common Stock on the third business day after the Company issues its press release summarizing the Company's annual financial results for the prior fiscal year. The exercise price of the options will be equal to the last reported sale price of Common Stock on the New York Stock Exchange Composite Tape on the date of grant. Options granted pursuant to the Director Plan become exercisable one year after the date of grant and expire on the fifth anniversary following the date of grant. Mr. Simmons' services are made available to the Company pursuant to the Intercorporate Services Agreement. In addition to director services, Mr. Tucker provides certain consulting services to the Company for which the Company pays a company related to Mr. Tucker. See "Certain Business Relationships and Related Transactions."

                             EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to the Company's chief executive officer and to each of the Company's four most highly compensated executive officers other than the chief executive officer for services rendered in all capacities to the Company for the years ended December 31, 1995, 1994, and 1993.

                           Summary Compensation Table




                                                      Annual Compensation
                                                  --------------------------
Name and Principal Position
- - ---------------------------
                                                  Year  Salary ($) Bonus ($)
                                                  ----  ---------- ---------

Glenn R. Simmons (3)                             1995     123,077     -
Chief Executive Officer                          1994     175,000     -
                                                 1993     149,596     -
Harold M. Curdy                                  1995     132,000   60,000
Vice President - Finance & Treasurer             1994     132,000  125,000
                                                 1993     125,000   56,250

Ralph P. End                                     1995      93,000   30,000
Vice President &                                 1994      93,000   35,000
General Counsel                                  1993      90,000   30,000

James H. Kauffman                                1995     174,000     -
President                                        1994     167,693   54,600
Keystone Steel & Wire                            1993     159,996     -

Robert W. Singer (4)                             1995     170,000   62,500
President                                        1994     225,000  150,000
                                                 1993     200,000  150,000


                                            Long-Term
                                           Compensation
                                     -----------------------

                                              Awards
                                     -----------------------

                                     Restricted    Securities
                                        Stock      Underlying    All Other
                                       Awards       Options    Compensation
Name and                               ($)(1)         (#)         ($)(2)
- - --------                             ----------   -----------  ------------

Principal Position
- - ------------------

Glenn R. Simmons (3)                     -            -            -
Chief Executive Officer                  -            -            -
                                         -          12,500         -

Harold M. Curdy                          -            -           7,425
Vice President - Finance &               -            -           6,690
Treasurer                              19,475        5,000        8,362

Ralph P. End                             -            -           6,559
Vice President &                         -            -           5,762
General Counsel                        10,250        1,500        5,353

James H. Kauffman                        -            -           7,425
President                                -            -           6,690
Keystone Steel & Wire                  24,600        5,000        8,994

Robert W. Singer (4)                     -            -           7,425
President                                -            -           6,690
                                       25,625       10,000        8,994



[FN]
(1) The dollar value of the reported grants of restricted Common Stock is based on the last reported sales price per share on the date of grant of Common Stock as reported by the New York Stock Exchange Composite Tape. The reported shares of restricted Common Stock vest at a rate of 40% after six months from the date of award, 30% after eighteen months from the date of the award and 30% after thirty months from the date of the award.
     Dividends on all shares of restricted Common Stock are paid at the same time and at the same rate as dividends on unrestricted Common Stock, if declared.

     The total number of shares of restricted Common Stock awarded to each named executive officer and the aggregate number and value of each named executive officer's holdings of restricted Common Stock as of December 31, 1995 (at which time the market value was $11.50 per share based on the last reported sales price per share of Common Stock as reported by the New York Stock Exchange Composite Tape) were as follows:

                                     Non-Vested        Value of Non-
                                      Shares of      Vested Restricted
                                  Restricted Common     Common Stock
                                     Stock as of           as of
Name of Executive Officer         December 31, 1995   December 31, 1995
- - -------------------------        ------------------- ------------------

Glenn R. Simmons                      -                $ -
Harold M. Curdy                       550               6,325
Ralph P. End                          300               3,450
James H. Kauffman                     700               8,050
Robert W. Singer                      750               8,625


[FN]
(2) Amounts contributed by the Company to the Company's 401(k) Plan for the benefit of such executive officer.

(3) Glenn R. Simmons, Chairman of the Board and Chief Executive Officer of the Company, is not a salaried employee of the Company. The reported salary represents an allocation of his time devoted to Keystone business under the Intercorporate Services Agreement. See "Certain Business Relationships and Related Transactions" above.

(4) The amounts shown in the table as compensation for Mr. Singer represent the full amount paid by Keystone for services rendered to Keystone during 1995, less the portion of such compensation that is either credited or reimbursed to Keystone for services Mr. Singer rendered to Valhi pursuant to the Contran/Keystone Intercorporate Services Agreement. Mr. Singer's Keystone compensation excludes $55,000 as salary and $62,500 as bonus for services rendered by Mr. Singer to Valhi during 1995.

     The following table sets forth certain information with respect to the individuals named in the Summary Compensation Table above concerning unexercised stock options at December 31, 1995. No stock options or stock appreciation rights were exercised during 1995.

              Aggregated Options/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                       Number of Securities              Value of Unexercised
                      Underlying Unexercised           In-the-Money Options/SARs
                     Options/SARs at FY-End (#)            at FY-End ($)(2)
                     --------------------------       ------------------------

Name               Exercisable  Unexercisable (1)    Exercisable   Unexercisable
- - ----               -----------  -----------------    -----------   -------------

Glenn R. Simmons      14,000           13,500            13,750         20,625
Harold M. Curdy        2,000            3,000             5,500          8,250
Ralph P. End             600              900             1,650          2,475
James H. Kauffman     12,000            3,000             5,500          8,250
Robert W. Singer       4,000            6,000            11,000         16,500

[FN]
(1) Options vest 20%, 40%, 60% and 100% on the first, second, third, and fourth anniversary of the date of grant, respectively.

(2) The values shown in the table are based on the $11.50 per share closing price of the Common Stock on December 31, 1995 as reported by the New York Stock Exchange Composite Tape, less the exercise price of the options.


                        REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Report

     During 1995, matters regarding compensation of executives were administered by the Compensation Committee (the "Committee"). The Committee is comprised of directors who are neither officers nor employees of the Company or its subsidiaries and who are not eligible to participate in any of the employee benefit plans administered by it. The Committee adopts compensation policies and is responsible for approving all compensation of executives paid by the Company.

     It is the Company's policy that employee compensation, including compensation to executives, be at a level which allows the Company to attract, retain, motivate and reward individuals of training, experience, and ability who can lead the Company in accomplishing its goals. It is also the Committee's policy that compensation programs maintain a strong risk/reward ratio, with a significant component of cash compensation being tied to the Company's financial results, creating a performance-oriented environment that rewards employees for achieving pre-set financial performance levels. It is the Company's policy to structure all compensation arrangements to be deductible for federal income tax purposes under applicable provisions of the Internal Revenue Code.
     During 1995, the Company's compensation program with respect to its executives consisted of three components: base salary, incentive bonus, and stock option/restricted stock incentive awards.

Base Salary

     The Committee reviews, in consultation with the Chief Executive Officer ("CEO"), base salaries for executives other than the CEO at least annually. The Committee approves, with any modifications it deems appropriate, the CEO's recommendations for base salary levels. Base salaries for all salaried employees, including executive officers of the Company, have been established on a position-by-position basis. Annual internal reviews of salary levels are conducted by the Company's management in an attempt to rank base salary and job value of each position. The ranges of salaries for comparable positions considered by management were based upon management's general business knowledge and no specific survey, study or other analytical process was utilized to determine such ranges. Additionally, no specific companies' or groups of companies' compensation were compared with that of the Company, nor was an attempt made to identify or otherwise quantify the compensation paid by the companies that served as a basis for such individuals' general business knowledge. Base salary levels are generally not increased except in instances of (i) promotions, (ii) increases in responsibility or (iii) unwarranted discrepancies between job value and the corresponding base salary. The Company considers general base salary increases from time to time when competitive factors so warrant. Over a period of years, base salaries are designed to be below the median annual cash compensation for comparable executives, but when combined with the other components of compensation create a competitive or above median total compensation package.

Incentive Bonus Program

     Awards under the Company's incentive bonus program represent a significant portion of an executive's potential annual cash compensation and are awarded at the discretion of the Committee on recommendation of the CEO. Annual performance reviews are an important factor in determining management's recommendation through the CEO which is primarily based on each individual's performance and, to a lesser extent, on the Company's overall performance. No specific financial or budget tests were applied in the measurement of individual performance. The executive's performance is typically measured by the ability the executive demonstrates in performing, in a timely and cost efficient manner, the functions of the executive's position. The Company's overall performance is typically measured by the Company's historical financial results. No specific overall performance measures were used and there is no specific relationship between overall Company performance and an executive's incentive bonus.

Stock Options/Restricted Stock

     An integral part of the Company's total compensation program is non-cash incentive awards in the form of stock options, stock appreciation rights ("SARs") and restricted stock granted to executives. Stock option grants, in particular, are considered an essential element of the Company's total compensation package for the executives. The Committee believes that stock options, SARs and restrictive stock awards provide an earnings opportunity based on the Company's success measured by Common Stock performance. Additionally, awards establish an ownership perspective and encourage the retention of executives. Incentive stock options are granted at a price not less than 100% of the fair market value of such stock on the date of grant. The exercise price of all options and the length of period during which the options may be exercised are determined by the Compensation Committee. The Compensation Committee also considered the number of stock options already outstanding in granting new stock options. No stock options or SARs have been granted to any executive based on 1995 performance.

Compensation of CEO
     The services of the CEO were provided pursuant to the terms of the Intercorporate Services Agreement. The Board of Directors considered and approved the terms of the Intercorporate Services Agreement, pursuant to which the services of Glenn R. Simmons, the Company's Chief Executive Officer, were provided. The CEO is not a salaried employee of the Company and does not participate in the Company's incentive bonus program.

     The foregoing report is submitted by the members of the Compensation Committee of the Board of Directors.

                              Dr. Thomas E. Barry
                              Paul M. Bass
                              Donald A. Sommer, Chairman

Compensation Committee Interlocks and Insider Participation

     Except for Mr. Sommer who retired as Vice President of the Company in 1982, no member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In 1995, no executive officer of the Company served on the compensation committee or as a director of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors.


Performance Graph

     The following graph reflects a comparison of the cumulative total return of the Common Stock from December 31, 1990 through December 31, 1995 with the Standard & Poor's 500 Composite Index and the Standard & Poor's Steel Index.
The comparison for each of the periods assumes that the value of the investment in the Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.
       Comparison of Five Year Cumulative Total Shareholder Return Among Keystone Consolidated Industries, Inc., S&P500, and S&P Steel Index

[Performance graph goes here]

              1990       1991       1992       1993        1994       1995
              ----       ----       ----       ----        ----       ----

Keystone    $100        $ 99       $ 92       $ 94       $125       $106
S&P 500     $100        $130       $140       $155       $157       $215
S&P Steel   $100        $121       $156       $204       $196       $180


Pension Plan

     Keystone maintains several qualified, noncontributory defined benefit plans which provide defined retirement benefits to eligible employees including executive officers. Normal retirement age under the Company's pension plans is age 65. Under the plans covering salaried employees, including officers, the defined benefit for an individual is based on a straight life annuity. An individual's monthly benefit is the sum of the following: (a) for credited service prior to January 1, 1981, the amount determined by his or her average monthly cash compensation for the five years of his or her highest earnings prior to January 1, 1981, multiplied by 1.1%, multiplied by the years of credited service, plus (b) for each year of service between 1980 and 1989, the amount determined by the sum of 1.2% multiplied by his or her average monthly cash compensation that year up to the social security wage base and 1.75% multi-plied by his or her average monthly cash compensation that year in excess of the social security wage base, plus (c) for each year subsequent to 1989, the amount determined by 1.2% multiplied by his or her average monthly cash compensation that year, but not less than $14.00 per month.

     The estimated annual benefits payable upon retirement at normal retirement age for each of the salaried employees named in the Cash Compensation Table, assuming continued employment with the Company until normal retirement age at current salary levels are: Harold M. Curdy, $46,786; Ralph P. End, $27,937; and Robert W. Singer, $27,401. Glenn R. Simmons does not participate in the Keystone Pension Plan and James H. Kauffman resigned March 20, 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand, L.L.P., independent public accountants, have audited the Company's financial statements and are currently expected to be retained to audit the financial statements for 1996. Representatives of Coopers & Lybrand, L.L.P. will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, subject to regulations adopted by the Commission. The Company presently intends to call the next annual meeting during May 1997. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1997 annual meeting, they must be received by the Company not later than December 24, 1996. Such proposals should be addressed to: Secretary, Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240.

                                 OTHER MATTERS

     Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Annual Meeting other than business pertaining to matters set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies held by them in accordance with their best judgment on such matters.

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.

April 15, 1996

     A copy of Keystone's 1995 Form 10-K Annual Report, as filed with the Commission, is included in Keystone's 1995 Annual Report to Shareholders distributed to stockholders with this Proxy Statement. Additional copies are available without charge by writing to: Secretary, Keystone Consolidated Industries, Inc., 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240.



                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                          5430 LBJ Freeway, Suite 1740
                              Dallas, Texas 75240

                      SOLICITED BY THE BOARD OF DIRECTORS
                       for Annual Meeting of Stockholders

                             Thursday, May 9, 1996



     The undersigned, being participants in the Keystone Consolidated Industries, Inc. Deferred Incentive Plan ("Plan"), having received Notice of Annual Meeting and Proxy Statement dated April 15, 1996 and Annual Report to Stockholders, hereby instructs the trustee of the Plan, to vote, as specified, all the shares of common stock of KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation (the "Company"), held of record by the trustee of the Plan for the account of the undersigned on the record date, April 12, 1996, at the Annual Meeting of Stockholders to be held on May 9, 1996, and all adjournments thereof, as directed and, in their discretion, on all other matters which may properly come before the Annual Meeting or any adjournments thereof.

     (Continued, and to be marked, dated and signed, on the other side)


************
(Back Side)
Please vote all shares allocated to my account in the Keystone Consolidated Industries, Inc. Deferred Incentive Plan as follows:

Election of Two Directors   NOMINEES:  Glenn R. Simmons and
                                     J. Walter Tucker, Jr.

                         (Instruction: To withhold authority for any single nominee, write that nominees name in the space provided below)

FOR all nominees         WITHHOLD AUTHORITY
listed to the right      to vote for all nominees
(except as marked to     listed to the right
the contrary)

     [   ]                    [   ]







                         Signature

                         Date:                         , 1996
                                -----------------------


THIS PROXY MAY BE REVOKED AS SET FORTH IN THE KEYSTONE CONSOLIDATED INDUSTRIES, INC. PROXY STATEMENT THAT ACCOMPANIED THIS PROXY.


                                                                           PROXY

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                          5430 LBJ Freeway, Suite 1740
                              Dallas, Texas 75240

                      SOLICITED BY THE BOARD OF DIRECTORS
                       for Annual Meeting of Stockholders

                             Thursday, May 9, 1996



     The undersigned, having received Notice of Annual Meeting and Proxy Statement dated April 15, 1996 and Annual Report to Stockholders, hereby appoints Ralph P. End and Sandra K. Myers, or either of them, proxies, with full power of substitution to vote, as specified in this proxy, all the shares of common stock of KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation (the "Company"), held of record by the undersigned on the record date, April 12, 1996, at the Annual Meeting of Stockholders to be held on May 9, 1996, and all adjournments thereof, as directed and, in their discretion, on all other matters which may properly come before the Annual Meeting or any adjournments thereof. The undersigned directs said proxies to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and set forth in the Proxy Statement.

     (Continued, and to be marked, dated and signed, on the other side)


************
(Back Side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "For" all nominees for election as Directors.

Election of Two Directors   NOMINEES:  Glenn R. Simmons and
                                     J. Walter Tucker, Jr.

                         (Instruction: To withhold authority for any single nominee, write that nominees name in the space provided below)

FOR all nominees         WITHHOLD AUTHORITY
listed to the right      to vote for all nominees
(except as marked to     listed to the right
the contrary)

     [   ]                    [   ]


Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or partnership, the full corporate or partnership name should be signed by a duly authorized officer.

                         Signature
                         Signature, if shares held jointly


                         Date:                         , 1996
                                -----------------------




THIS PROXY MAY BE REVOKED AS SET FORTH IN THE KEYSTONE CONSOLIDATED INDUSTRIES,